Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No’s 333-133247, 333-141713, 333-144395, and 333-155866) of our report dated March 12, 2010, relating to the financial statements and the financial statement schedule of Sears Holdings Corporation and the effectiveness of internal control of financial reporting appearing in this Report on Form 10-K of Sears Holdings Corporation for the year ended January 30, 2010.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
March 12, 2010